Exhibit 99.1

The New York Times Company Reports 2019 Second-Quarter Results

NEW YORK--(BUSINESS WIRE)--August 7, 2019--The New York Times Company (NYSE: NYT) announced today second-quarter 2019 diluted earnings per share from continuing operations of $.15 compared with $.14 earnings per share in the same period of 2018. Adjusted diluted earnings per share from continuing operations (defined below) was $.17 in the second quarter of 2019 compared with $.17 in the second quarter of 2018.

Operating profit decreased to $37.9 million in the second quarter of 2019 from $40.0 million in the same period of 2018 and adjusted operating profit (defined below) decreased to $55.6 million from $59.4 million in the prior year, as higher costs more than offset higher digital-only subscription revenues, other revenues and digital advertising revenues.

Mark Thompson, president and chief executive officer, The New York Times Company, said, “We had another strong quarter in digital subscription growth and we’re making steady progress toward our goal of reaching 10 million total subscriptions by 2025. In Q2, we added 197,000 net new digital-only subscriptions, 131,000 of which came from our core news product and the rest from our rapidly expanding Cooking and Crossword products. Today, The Times has 4.7 million total subscriptions. While profitability declined in the quarter, that is in large part a result of continued investment into growing our subscription business.

“A big moment for us during the quarter was the successful launch of ‘The Weekly,’ which premiered in June on FX and Hulu. ‘The Weekly’ represents a significant opportunity to expose Times journalism to new audiences in a compelling format and we’re very excited about its future potential. ‘The Weekly’ was the largest driver of the 30 percent growth in other revenue in the quarter.

“It was a good quarter for advertising with total advertising revenue growing slightly. Digital advertising grew by almost 14 percent with strong performances in direct sales, including from ‘The Daily’ podcast and creative services. However, we expect the second half of 2019 to be somewhat more challenging for digital advertising than the first half, with this year’s revenue comping against our large gains in the third and fourth quarters of 2018.”

Comparisons
Unless otherwise noted, all comparisons are for the second quarter of 2019 to the second quarter of 2018.

This release presents certain non-GAAP financial measures, including diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and multiemployer pension plan withdrawal costs (or adjusted operating costs). Refer to Reconciliation of Non-GAAP Information in the exhibits for a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.

There were no special items in the second quarter of 2019.

Second-quarter 2018 results included the following special item:

  A $1.3 million charge ($0.9 million after tax or $.01 per share) in connection with the redesign and consolidation of space in our headquarters building.

Results from Continuing Operations

Revenues
Total revenues for the second quarter of 2019 increased 5.2 percent to $436.3 million from $414.6 million in the second quarter of 2018. Subscription revenues increased 3.8 percent, advertising revenues increased 1.3 percent and other revenues increased 29.7 percent.

Subscription revenues in the second quarter of 2019 rose primarily due to growth in recent years in the number of subscriptions to the Company’s digital-only products. Revenue from the Company’s digital-only subscription products (which include our news product, as well as our Crossword and Cooking products) increased 14.1 percent compared with the second quarter of 2018, to $112.6 million.

Paid digital-only subscriptions totaled approximately 3,780,000 at the end of the second quarter of 2019, a net increase of 197,000 subscriptions compared with the end of the first quarter of 2019 and a 30.7 percent increase compared with the end of the second quarter of 2018. Of the 197,000 additions, 131,000 came from the Company’s digital news product, while the remainder came from the Company’s Cooking and Crossword products.

Second-quarter digital advertising revenue increased 13.7 percent, while print advertising revenue decreased 8.0 percent. Digital advertising revenue was $58.0 million, or 48.1 percent of total Company advertising revenues, compared with $51.0 million, or 42.8 percent, in the second quarter of 2018. The increase in digital advertising revenue primarily reflected growth in direct-sold advertising on our digital platforms, including podcasts and creative services.

Other revenues rose $10.3 million, or 29.7 percent in the second quarter primarily as a result of revenue earned from our television series, “The Weekly,” and growth in our commercial printing operations.

Operating Costs
Operating costs increased in the second quarter of 2019 to $398.3 million compared with $373.3 million in the second quarter of 2018, while adjusted operating costs increased to $380.7 million from $355.2 million in the second quarter of 2018, in each case largely due to higher content costs, including growth in the number of newsroom employees and costs related to our television series, “The Weekly,” as well as labor and raw material costs from commercial printing and advertising costs.

Marketing expenses increased to $36.6 million in the second quarter of 2019 from $35.6 million in 2018.

Other Data

Interest Expense and Other, net
Interest expense and other, net decreased in the second quarter of 2019 to $1.5 million compared with $4.5 million in the second quarter of 2018 primarily as a result of higher interest income from cash and marketable securities.

Income Taxes
The Company had income tax expense of $9.4 million in the second quarter of 2019 compared with $10.0 million in the second quarter of 2018. The effective tax rate was 27.2 percent in the second quarter of 2019 and 29.8 percent in the second quarter of 2018. We expect the annual effective income tax rate for 2019 will be between the high teens and low 20s.

Liquidity
As of June 30, 2019, the Company had cash and marketable securities of $846.5 million (excluding restricted cash of $16.9 million, substantially all of which is set aside to collateralize certain workers’ compensation obligations). Total debt and finance lease obligations were $254.4 million as of June 30, 2019. On August 1, 2019, using existing cash, we purchased the previously leased land at our College Point, N.Y., printing and distribution facility for $6.9 million. Following this purchase, the Company has no remaining finance lease obligations. We have an option, exercisable in December of 2019, to repurchase the condo interest in our headquarters building for $245.3 million, and we have provided notice of our intent to exercise this option. We expect to fund the condo interest purchase from our existing cash and marketable securities. After this purchase, we expect to have no remaining debt.

Included within marketable securities are securities used to collateralize approximately $46 million of letters of credit issued by the Company in connection with the leasing of floors in our headquarters building. The majority of these letters of credit will expire upon the repurchase of the condo interest.

Capital Expenditures
Capital expenditures totaled approximately $13 million in the second quarter of 2019 compared with $15 million in the second quarter of 2018. The expenditures in the second quarter of 2019 were primarily related to investments in technology, improvements at our College Point, N.Y., facility and the build out of office space. The decrease in capital expenditures was primarily driven by higher expenditures in the second quarter of 2018 related to the redesign and consolidation of space in our headquarters building.

The Company entered into a lease agreement for additional office space in Long Island City, N.Y., which commenced in July 2019 and ends in 2035. The Company expects to incur capital expenditures in 2019 in preparation for occupancy of this office space.

Outlook
Total subscription revenues in the third quarter of 2019 are expected to increase in the low- to mid-single digits compared with the third quarter of 2018, with digital-only subscription revenue expected to increase in the mid-teens.

Total advertising revenues in the third quarter of 2019 are expected to decline in the high-single digits compared with the third quarter of 2018, with digital advertising revenue expected to decrease in the high-single digits. We expect a more challenging second half of 2019 in digital advertising revenue as a result of comparisons against strong performance in the same period in 2018.

Other revenues in the third quarter of 2019 are expected to increase approximately 25 percent to 30 percent compared with the third quarter of 2018.

Operating costs and adjusted operating costs in the third quarter of 2019 are expected to increase in the high-single digits compared with the third quarter of 2018 as a result of continued investment in the drivers of digital subscription growth.

The Company expects the following on a pre-tax basis in 2019:

  Depreciation and amortization: $60 million to $65 million,
  Interest expense and other, net: $3 million to $5 million, and
  Capital expenditures: $50 million to $60 million.

Conference Call Information
The Company’s second-quarter 2019 earnings conference call will be held on Wednesday, August 7, at 11:00 a.m. E.T.

Participants can pre-register for the telephone conference at dpregister.com/10132364, which will generate dial-in instructions allowing participants to bypass an operator at the time of the call. Alternatively, to access the call without pre-registration, dial 844-413-3940 (in the U.S.) or 412-858-5208 (international callers). Online listeners can link to the live webcast at investors.nytco.com.

An archive of the webcast will be available beginning about two hours after the call at investors.nytco.com. The archive will be available for approximately three months. An audio replay will be available at 877-344-7529 (in the U.S.) and 412-317-0088 (international callers) beginning approximately two hours after the call until 11:59 p.m. E.T. on Wednesday, August 21. The passcode is 10132364.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those predicted by such forward-looking statements. These risks and uncertainties include changes in the business and competitive environment in which the Company operates, the impact of national and local conditions and developments in technology, each of which could influence the levels (rate and volume) of the Company’s subscriptions and advertising, the growth of its businesses and the implementation of its strategic initiatives. They also include other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 30, 2018. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company is a global media organization dedicated to enhancing society by creating, collecting and distributing high-quality news and information. The Company includes The New York Times, NYTimes.com and related properties. It is known globally for excellence in its journalism, and innovation in its print and digital storytelling and its business model. Follow news about the company at @NYTimesPR.

Exhibits:	Condensed Consolidated Statements of Operations
Footnotes
Reconciliation of Non-GAAP Information

 This press release can be downloaded from www.nytco.com.

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)
	Second Quarter			Six Months
	2019	2018	% Change	2019	2018	% Change
Revenues
Subscription(a)	$270,456	$260,629	3.8%	$541,266	$521,222	3.8%
Advertising(b)	120,761	119,201	1.3%	245,849	244,848	0.4%
Other(c)	45,041	34,730	29.7%	88,205	62,438	41.3%
Total revenues	436,258	414,560	5.2%	875,320	828,508	5.7%
Operating costs
Production costs
Wages and benefits	103,959	92,754	12.1%	206,867	184,747	12.0%
Raw materials	19,158	17,826	7.5%	38,996	34,518	13.0%
Other production costs	49,897	45,277	10.2%	95,234	90,933	4.7%
Total production costs	173,014	155,857	11.0%	341,097	310,198	10.0%
Selling, general and administrative costs	210,131	203,368	3.3%	431,594	411,991	4.8%
Depreciation and amortization	15,180	14,081	7.8%	30,098	29,122	3.4%
Total operating costs	398,325	373,306	6.7%	802,789	751,311	6.9%
Headquarters redesign and consolidation(d)	—	1,252	*	—	3,140	*
Operating profit	37,933	40,002	(5.2)%	72,531	74,057	(2.1)%
Other components of net periodic benefit costs	1,833	1,863	(1.6)%	3,668	3,891	(5.7)%
(Loss)/Gain from joint ventures	—	(8)	*	—	7	*
Interest expense and other, net	1,514	4,536	(66.6)%	2,817	9,413	(70.1)%
Income from continuing operations before income taxes	34,586	33,595	2.9%	66,046	60,760	8.7%
Income tax expense	9,415	9,999	(5.8)%	10,719	15,250	(29.7)%
Net income	25,171	23,596	6.7%	55,327	45,510	21.6%
Net loss/(income) attributable to the noncontrolling interest	—	1	*	—	(1)	*
Net income attributable to The New York Times Company common stockholders	$25,171	$23,597	6.7%	$55,327	$45,509	21.6%
Average number of common shares outstanding:
Basic	166,152	165,027	0.7%	165,915	164,581	0.8%
Diluted	167,549	166,899	0.4%	167,322	166,515	0.5%
Basic earnings per share attributable to The New York Times Company common stockholders	$0.15	$0.14	7.1%	$0.33	$0.28	17.9%
Diluted earnings per share attributable to The New York Times Company common stockholders	$0.15	$0.14	7.1%	$0.33	$0.27	22.2%
Dividends declared per share	$0.05	$0.04	25.0%	$0.10	$0.08	25.0%
* Represents a change equal to or in excess of 100% or not meaningful.
See footnotes pages for additional information.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Amounts in thousands)

(a)	The following table summarizes digital-only subscription revenues for the second quarters and first six months of 2019 and 2018:

		Second Quarter			Six Months
		2019	2018	% Change	2019	2018	% Change
	Digital-only subscription revenues:
	News product subscription revenues(1)	$104,430	$93,549	11.6%	$206,776	$184,125	12.3%
	Other product subscription revenues(2)	8,205	5,194	58.0%	15,718	10,030	56.7%
	Total digital-only subscription revenues	$112,635	$98,743	14.1%	$222,494	$194,155	14.6%
(1)

Includes revenues from subscriptions to the Company’s news product. News product subscription packages that include access to the Company’s Crossword and Cooking products are also included in this category.

(2)	Includes revenues from standalone subscriptions to the Company’s Crossword and Cooking products.
The following table summarizes digital-only subscriptions as of the end of the second quarters of 2019 and 2018:

	Second Quarter
	2019	2018	% Change
Digital-only subscriptions:
News product subscriptions(1)	2,988	2,398	24.6%
Other product subscriptions(2)	792	494	60.3%
Total digital-only subscriptions	3,780	2,892	30.7%
(1)	Includes subscriptions to the Company’s news product. News product subscription packages that include access to the Company’s Crossword and Cooking products are also included in this category.
(2)	Includes standalone subscriptions to the Company’s Crossword and Cooking products.

(b)	The following table summarizes advertising revenues by category for the second quarters and first six months of 2019 and 2018:

		Second Quarter 2019			Second Quarter 2018			% Change
	Advertising revenues:	Print	Digital	Total	Print	Digital	Total	Print	Digital	Total
	Display	$55,859	$42,833	$98,692	$60,803	$41,443	$102,246	(8.1)%	3.4%	(3.5)%
	Other	6,876	15,193	22,069	7,367	9,588	16,955	(6.7)%	58.5%	30.2%
	Total advertising	$62,735	$58,026	$120,761	$68,170	$51,031	$119,201	(8.0)%	13.7%	1.3%

		Six Months 2019			Six Months 2018			% Change
	Advertising revenues:	Print	Digital	Total	Print	Digital	Total	Print	Digital	Total
	Display	$118,201	$84,945	$203,146	$131,608	$80,140	$211,748	(10.2)%	6.0%	(4.1)%
	Other	14,079	28,624	42,703	15,506	17,594	33,100	(9.2)%	62.7%	29.0%
	Total advertising	$132,280	$113,569	$245,849	$147,114	$97,734	$244,848	(10.1)%	16.2%	0.4%

(c)

Other revenues primarily consist of revenues from licensing, commercial printing, the leasing of floors in the company headquarters, affiliate referrals, television (primarily from our television series, “The Weekly”), NYT Live (our live events business) and retail commerce.

(d)

In the second quarter and first six months of 2018, the Company recognized $1.3 million and $3.1 million, respectively, of pre-tax expenses related to the redesign and consolidation of space in our headquarters building.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

In this release, the Company has referred to non-GAAP financial information with respect to diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and multiemployer pension withdrawal costs (or adjusted operating costs). The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share from continuing operations, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.

Adjusted diluted earnings per share provides useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Adjusted operating profit is useful in evaluating the ongoing performance of the Company’s business as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and multiemployer pension plan withdrawal costs. Total operating costs excluding these items provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.

Management considers special items, which may include impairment charges, pension settlement charges and other items that arise from time to time, to be outside the ordinary course of our operations. Management believes that excluding these items provides a better understanding of the underlying trends in the Company’s operating performance and allows more accurate comparisons of the Company’s operating results to historical performance. In addition, management excludes severance costs, which may fluctuate significantly from quarter to quarter, because it believes these costs do not necessarily reflect expected future operating costs and do not contribute to a meaningful comparison of the Company’s operating results to historical performance.

Non-operating retirement costs include (i) interest cost, expected return on plan assets, amortization of actuarial gains and loss components and amortization of prior service credits of single employer pension expense, (ii) interest cost, amortization of actuarial gains and loss components and amortization of prior service credits of retirement medical expense and (iii) all multiemployer pension plan withdrawal costs. These non-operating retirement costs are primarily tied to financial market performance including changes in market interest rates and investment performance. Management considers non-operating retirement costs to be outside the performance of the business and believes that presenting adjusted diluted earnings per share from continuing operations excluding non-operating retirement costs and presenting adjusted operating results excluding multiemployer pension plan withdrawal costs, in addition to the Company’s GAAP diluted earnings per share from continuing operations and GAAP operating results, provide increased transparency and a better understanding of the underlying trends in the Company’s operating business performance.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are set out in the tables below.

THE NEW YORK TIMES COMPANY RECONCILIATION OF NON-GAAP INFORMATION (Dollars in thousands, except per share data)

Reconciliation of diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations)

	Second Quarter			Six Months
	2019	2018	% Change	2019	2018	% Change
Diluted earnings per share from continuing operations	$0.15	$0.14	7.1%	$0.33	$0.27	22.2%
Add:
Severance	—	0.01	*	0.01	0.03	(66.7)%
Non-operating retirement costs:
Multiemployer pension plan withdrawal costs	0.01	0.01	—%	0.02	0.02	—%
Other components of net periodic benefit costs	0.01	0.01	—%	0.02	0.03	(33.3)%
Special items:
Headquarters redesign and consolidation	—	0.01	*	—	0.02	*
Income tax expense of adjustments	(0.01)	(0.01)	—%	(0.01)	(0.03)	(66.7)%
Adjusted diluted earnings per share from continuing operations (1)	$0.17	$0.17	—%	$0.37	$0.34	8.8%

* Represents a change equal to or in excess of 100% or not meaningful.
(1) Amounts may not add due to rounding.

Reconciliation of operating profit before depreciation & amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit)

	Second Quarter			Six Months
	2019	2018	% Change	2019	2018	% Change
Operating profit	$37,933	$40,002	(5.2)%	$72,531	$74,057	(2.1)%
Add:
Depreciation & amortization	15,180	14,081	7.8%	30,098	29,122	3.4%
Severance	672	2,244	(70.1)%	2,075	4,633	(55.2)%
Multiemployer pension plan withdrawal costs	1,801	1,791	0.6%	3,250	3,895	(16.6)%
Special items:
Headquarters redesign and consolidation	—	1,252	*	—	3,140	*
Adjusted operating profit	$55,586	$59,370	(6.4)%	$107,954	$114,847	(6.0)%

* Represents a change equal to or in excess of 100% or not meaningful.

Reconciliation of operating costs before depreciation & amortization, severance and multiemployer pension plan withdrawal costs (or adjusted operating costs)

	Second Quarter			Six Months
	2019	2018	% Change	2019	2018	% Change
Operating costs	$398,325	$373,306	6.7%	802,789	$751,311	6.9%
Less:
Depreciation & amortization	15,180	14,081	7.8%	30,098	29,122	3.4%
Severance	672	2,244	(70.1)%	2,075	4,633	(55.2)%
Multiemployer pension plan withdrawal costs	1,801	1,791	0.6%	3,250	3,895	(16.6)%
Adjusted operating costs	$380,672	$355,190	7.2%	$767,366	$713,661	7.5%

* Represents a change equal to or in excess of 100% or not meaningful.

Contacts

For Media: Danielle Rhoades Ha, 212-556-8719; danielle.rhoades-ha@nytimes.com
For Investors: Harlan Toplitzky, 212-556-7775; harlan.toplitzky@nytimes.com